Exhibit 23.2



                         INDEPENDENT AUDITOR'S CONSENT


To the Board of Directors
ONEOK, Inc.:


We consent to the use of our report dated February 13, 2004, with respect to the consolidated balance sheets of ONEOK, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Form 10-K of Westar Energy, Inc. such Form 10-K having been incorporated by reference in this registration statement, and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in accounting for asset retirement obligations, stock-based compensation, and contracts involved in energy trading and risk management activities in 2003, for goodwill and other intangible assets in 2002, and for derivative instruments and hedging activities in 2001.


                                                       /s/ KPMG LLP
Tulsa, Oklahoma
March 8, 2004